UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 25, 2018

Commission File Number:  001-32420

True Drinks Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Nevada
(State or other jurisdiction of incorporation or organization)
84-1575085
(IRS Employer Identification No.)

4 Executive Circle, Suite 280, Irvine, California 92614
(Address of principal executive offices)

949-203-3500
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 2.02 Results of Operations and Financial Condition.

See Item 8.01 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2018, Kevin Sherman resigned from his position as President and Chief Marketing Officer of True Drinks Holdings, Inc. (the "Company") solely for personal reasons, and to pursue other opportunities. Mr. Sherman will remain as a director of the Company.

Item 8.01 Other Events.

In connection with the preparation of its financial statements for the fiscal year ended December 31, 2017, the Company is currently performing an evaluation of goodwill and other intangible assets. It is anticipated that the Company will file its Annual Report on Form 10-K for the year ended December 31, 2017 ("Annual Report") following completion of the evaluation, and the audit of the financial statements. In connection with the evaluation, it is anticipated that management will record a substantial non-cash goodwill impairment charge in an amount to be determined. The anticipated non-cash charge is principally attributable to weakness in the sale of AquaBall Naturally Flavored Water and continued operating losses. In light of these weaknesses, management has also determined to discontinue the production of AquaBall®, in its current packaging and formulation. As a result of management's determination, the Company has reduced its staff to two full-time employees, and is currently reviewing its business and remaining assets. Management's review will likely result in the decision to sell its remaining assets, or a determination to enter into a license or similar agreement with a third party to continue the production, marketing and sale of AquaBall®.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

True Drinks Holdings, Inc.

Date:   April 27, 2018
By:	/s/ James Greco

Name: James Greco
Title: Chief Executive Officer